Exhibit 99.1

Intel Corporation

2200 Mission College Blvd.

P.O. Box 58119

Santa Clara, CA 95052-8119

CONTACTS:	Mike Sullivan	Tom Beermann
Investor Relations	Press Relations
408-765-9785	408-765-6855

INTEL ANNOUNCES 13 PERCENT INCREASE IN CASH DIVIDEND

SANTA CLARA, Calif., Nov. 15, 2007 – Intel Corporation today announced that its board of directors has approved a 13 percent increase in the quarterly cash dividend to 12.75 cents per share beginning with the dividend that will be declared in the first quarter of 2008.

“Intel’s product and technology leadership, the company’s focus on growth and the success of more streamlined operations have put Intel in an extremely strong position, now and for the future,” said Intel President and CEO Paul Otellini. “Even with one of the highest dividend yields in the technology industry, Intel’s cash generating capability allows us to again increase the dividend as a signal in our faith in the future and to reward shareholders.”

Intel began paying a cash dividend in 1992 and has paid out approximately $8.9 billion to its stockholders over the past 60 quarters (through the third quarter of 2007). The Intel dividend rate was last increased in November 2006, effective with the first-quarter 2007 dividend.

The above statements and any others in this document that refer to plans and expectations for 2008 and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those

-- more –

Intel/Page 2

expressed in these forward-looking statements. Intel presently considers the factors set forth below to be the important factors that could cause actual results to differ materially from the corporation’s published expectations:

•

Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term, significant pricing pressures, and product demand that is highly variable and difficult to forecast. Additionally, Intel is in the process of transitioning to its next generation of products on 45nm process technology, and there could be execution issues associated with these changes, including product defects and errata along with lower than anticipated manufacturing yields. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel’s products; actions taken by Intel’s competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; Intel’s ability to respond quickly to technological developments and to incorporate new features into its products; and the availability of sufficient components from suppliers to meet demand. Factors that could cause demand to be different from Intel’s expectations include customer acceptance of Intel’s and competitors’ products; changes in customer order patterns, including order cancellations; changes in the level of inventory at customers; and changes in business and economic conditions, including conditions in the credit market that could affect consumer confidence and result in lower than expected demand for our products.

•

The gross margin percentage could vary significantly from expectations based on changes in revenue levels; product mix and pricing; capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.

•	Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel’s products, the level of revenue and profits, and impairments of long-lived assets.
•	Intel is in the midst of a structure and efficiency program that is resulting in several actions that could have an impact on expected expense levels and gross margin.
•

The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the closing of acquisitions or divestitures; the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•

Gains or losses from equity securities and interest and other could vary from expectations depending on fixed income and equity market volatility; gains or losses realized on the sale or exchange of securities; gains or losses from equity method investments; impairment charges related to marketable, non-marketable and other investments; interest rates; cash

-- more –

Intel/Page 3

balances; and changes in fair value of derivative instruments.

•

Intel’s results could be affected by the amount, type, and valuation of share-based awards granted as well as the amount of awards cancelled due to employee turnover and the timing of award exercises by employees.

•

Dividend declarations and the dividend rate are at the discretion of Intel’s board of directors, and plans for future dividends may be revised by the board. Intel’s dividend program could be affected by changes in Intel’s operating results, its capital spending programs, changes in its cash flows and changes in the tax laws, as well as by the level and timing of acquisition and investment activity.

•

Intel’s results could be impacted by adverse economic, social, political and physical/infrastructure conditions in the countries in which Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

•

Intel’s results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel’s SEC reports.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-Q for the quarter ended September 29, 2007.

Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com.

-- 30 --

Intel is a registered trademark of Intel Corporation or its subsidiaries in the United States and other countries.